Exhibit 99.1

Mount Tam Biotechnologies to be Traded Under the Symbol OTCBB:MNTM

NOVATO, Calif., Aug. 31, 2015 (GLOBE NEWSWIRE) -- Mount Tam Biotechnologies, Inc. ("Mount Tam") announced that as of today, August 31, 2015, it has completed its corporate name change following its conversion agreement with TabacaleraYsidron, Inc. ("Tabacalera") (OTCBB: TQBY), a Nevada corporation, pursuant to which the company is now known as Mount Tam Biotechnologies and will be traded under the ticker symbol "(OTCBB:MNTM)."

"Now that the company has completed the FINRA requirements to be publicly traded and we now utilize the symbol, MNTM, we look forward to communicating with investors about our research and product development to bring a potential solution to the millions of people who suffer with Lupus," said Timothy Powers, Ph.D., CEO of Mount Tam. "We believe that the company will provide new scientific solutions while driving shareholder value."

Licensed from The Buck Institute for Aging, the Company's first investigational compound, TAM-01, is a novel mTOR inhibitor, which has been optimized for the treatment of systemic lupus erythematosus (SLE), the most common form of Lupus. This is the first molecule utilizing the Company's unique mechanism for mTOR inhibition, and the Company is currently investigating additional applications for the platform.

TAM-01 has shown to be efficacious in preclinical animal models of SLE, while potentially significantly reducing or abolishing the undesirable side effects of other mTOR inhibitors like rapamycin. The Company is currently preparing to conduct investigational new drug ("IND") or IND-enabling safety studies on TAM-01, with the intention of filing an IND application shortly.

About Mount Tam Biotechnologies, Inc.

Formed on World Lupus Day 2014, Mount Tam Biotechnologies, Inc. was established to develop, optimize and bring to market leading medical compounds to better the health and well being of millions of people who have been affected by autoimmune diseases. The organization's most advanced product focuses on the treatment of systemic lupus erythematosus (SLE).

For more information visit www.MountTamBiotech.com

About Systemic Lupus Erythematosus (SLE)

Lupus is a chronic autoimmune disease involving many systems in the human body. The biologic basis of the disease is a defect in the body's own immune system, leading to the over production of autoantibodies that attack normal organs and tissues and causing irreversible damage. This results in symptoms such as inflammation, swelling, and damage to joints and almost every major organ in the body, including the heart, kidneys, skin, lungs, and brain. According to the Lupus Foundation of America, 1.5 million Americans have the disease with more than 16,000 new cases diagnosed each year. The majority of patients are women of childbearing years.

This press release may contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995.  In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, involve risks and uncertainties that may affect the Company's actual results.  There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance.  The Company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in its most recent filings with the U S. Securities and Exchange Commission (available at http://www.sec.gov). The Company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Investor and Media Contact:

Jules Abraham

JQA Partners, Inc.

917-885-7378

jabraham@jqapartners.com